EXHIBIT 99.1

First Cash Reports Third Quarter Earnings per Share of $0.68;
Acquisitions & Growth in Mexico Drive 14% Increase in Pawn Receivables;
Core Pawn Revenues Increase 13%
____________________________________________________________

ARLINGTON, Texas (October 16, 2014) -- First Cash Financial Services, Inc. (NASDAQ: FCFS), a leading international operator of retail pawn stores in the U.S. & Mexico, today announced revenue, net income and earnings per share for the three-month period ended September 30, 2014. The growth in revenue and earnings continued to be driven by the Company's pawn operations in both the U.S. and Mexico.

Mr. Rick Wessel, chief executive officer, stated, “We are pleased to report third quarter operating results with core pawn revenues increasing 13% and pawn receivables up 14% over the prior year. These results were particularly impressive as the growth in core revenue and profits allowed us to achieve our third quarter earnings target despite a $0.02 per share impact from declines in the price of gold and the value of the Mexican peso as compared to our previous outlook. Driven by our pawn-focused business model, geographic diversification and more than 25 years of industry experience, we believe that we have managed to navigate these challenges with limited impact to our revenues and profitability.”

“Additionally, we announced several strategic acquisitions during the third quarter in key markets in both Mexico and the U.S. With these acquisitions and continued de novo store openings, we now have 868 large format, full-service stores, making First Cash the largest single operator in our combined markets. Including our small format stores, we expect to have over 1,000 total locations by the end of 2014.”

Earnings Highlights

•
Diluted earnings per share from continuing operations for the third quarter of 2014 totaled $0.68 compared to earnings per share of $0.79 in the third quarter of 2013. As a reminder, third quarter 2013 earnings per share included a non-recurring tax benefit of $0.11, while third quarter 2014 results include the impact of $0.05 of incremental interest expense from the Company's senior note offering in March 2014. Current quarter results also reflect a $0.03 reduction in earnings per share from the non-core scrap jewelry sales versus the prior year.

•
Year-to-date diluted earnings per share from continuing operations were $2.01 compared to $1.99 in the same prior-year period. Year-to-date earnings per share for 2014 include $0.08 of incremental interest expense related to the senior note offering and a $0.05 reduction in earnings from the non-core scrap jewelry sales compared to the prior year.

•
EBITDA from continuing operations for the third quarter of 2014 totaled $36.2 million, an increase of 5% versus the prior-year period. Excluding gross profit from scrap jewelry sales, EBITDA from continuing operations for the third quarter of 2014 increased 10% compared to prior year. For the trailing twelve months, EBITDA totaled $143.0 million and net income was $83.0 million for the same period. A reconciliation of these non-GAAP financial measures to net income is provided elsewhere in this release.

Revenue Highlights
All revenue growth rates presented below are calculated on a constant currency basis by applying the currency exchange rate from the comparable prior-year period to the current year's Mexican peso-denominated revenue. The average exchange rate for the third quarter of 2014 was 13.1 Mexican pesos / U.S. dollar versus 12.9 Mexican pesos / U.S. dollar in the comparable prior-year period.

•
Revenue from core pawn activities (retail sales and pawn service fees) increased 13% during the third quarter of 2014. Total revenue for the third quarter, which reflects revenue decreases from non-core jewelry scrapping and payday lending operations, was $175 million, a 2% increase compared to the third quarter of 2013. Year-to-date total revenue increased 9% compared to the first nine months of 2013.

•	On a geographic basis, 56% of total third quarter revenue was generated in Mexico, while 44% was generated from U.S. operations.

•
Consolidated retail merchandise sales increased by 15% for the third quarter of 2014 compared to the prior-year period. Retail sales in Mexico remained particularly strong, increasing 19%, while retail sales in the U.S. increased by 9%.

•	Consolidated pawn loan fees increased 10% for the third quarter of 2014, with fees from Mexico up 13% and fees from the U.S. up 6% over the prior-year period.

•
Same-store core revenue in the Company's pawn stores (which excludes wholesale jewelry scrapping) increased 6% in Mexico and 2% overall, while decreasing 4% in the U.S in the third quarter, as compared to the prior-year period.

•
Gross profit from non-core wholesale scrap jewelry operations in the third quarter of 2014 totaled $1.4 million, accounting for only 1% of net revenue for the quarter, compared to $2.8 million in the third quarter of 2013. The continued decline in the price of gold and continued downward trend in scrap gold volumes negatively impacted earnings during the third quarter by approximately $0.02 per share compared to the prior sequential quarter. The gross margin for scrap jewelry sales was 11% in the third quarter of 2014.

•
Short-term loan and credit services revenue decreased 13% in the third quarter of 2014 compared to the prior-year period. The decline is primarily the result of additional regulatory restrictions in certain Texas markets and continued closings of payday loan-focused store locations in Texas. The non-core U.S. short-term loan business comprised only 5% of total revenue in the third quarter of 2014 and is anticipated to contribute less than 5% of total revenues in the fourth quarter. At quarter end, the Company operated 54 in-line payday-only stores in Texas versus 63 at the end of the prior-year period.

Pawn Operating Metrics

•
Total pawn loans outstanding (receivable from customers) increased by 14% on a year-over-year basis at quarter end as pawn loans grew 18% in Mexico and 11% in the U.S. On a same-store basis, pawn loans outstanding increased 4% in Mexico, where loan growth was especially strong in the interior markets. Same-store pawn loans were down 3.5% in the U.S. where 56% of loans were collateralized with jewelry. The decline in U.S. same-store pawn loan receivables is largely attributable to the impact of lower gold prices on the dollar amount of loans collateralized with gold jewelry. On a consolidated basis, same-store pawn loans outstanding were up slightly for the quarter.

•
The consolidated gross margin on retail merchandise sales was 38% during the third quarter of 2014 compared to 40% in the third quarter of 2013, reflecting the continued shift to general merchandise inventories from higher margin jewelry. The average monthly pawn loan portfolio yield was unchanged at 13% for both the third quarter this year and last year, reflecting consistent pawn redemption trends.

•
Consolidated annualized inventory turns for the trailing twelve months ended September 30, 2014 remained strong at 3.7 times per year and aged inventory (items held for over a year) accounted for only 3% of total inventory. Total inventories at September 30, 2014 increased 16% over the prior year, largely as a result of the 56 recently acquired stores.

•
Operating efficiency improved during the third quarter, as the store-level operating margin was 26% during the third quarter of 2014 compared to 25% in the third quarter of 2013, reflecting a 13% increase in core revenues compared to a smaller 6% increase in total operating expenses. While the number of stores increased 11%, total operating and administrative expenses increased only 5% during the third quarter of 2014 compared to the same period last year.

Acquisitions and New Store Openings

•
In total, the Company added 68 large format pawn store locations during the third quarter of 2014, composed of 12 new store openings and 56 acquired stores. Year-to-date, a total of 93 stores have been opened or acquired.

•
In August 2014, the Company completed the acquisition of a 47-store chain of large format pawn stores located in 13 states in Mexico. Additionally, in the U.S., the Company acquired five stores in Colorado and four stores in Texas. Third quarter earnings results include non-recurring transaction and integration costs of approximately $0.01 per share associated with these acquisition activities.

•
As of September 30, 2014, the Company operated 988 stores composed of 672 stores in Mexico, of which 627 are large format, full-service pawn stores and 316 stores in the U.S., of which 240 are large format, full-service pawn stores.

Financial Metrics

•	Return on equity for the trailing twelve months ended September 30, 2014 was 19%, while return on assets was 12% for the same period.

•	Consolidated net operating margin (pre-tax income) was 17% for the trailing twelve months ended September 30, 2014, while the store-level operating profit margin was 26% for the same period.

•
The EBITDA margin from continuing operations was 21% for the trailing twelve months ended September 30, 2014. EBITDA from continuing operations is defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

Liquidity

•	As of September 30, 2014, the Company had $43 million in cash on its balance sheet and $143 million of availability under its revolving bank credit facility.

•
The leverage ratio at September 30, 2014 (outstanding indebtedness divided by trailing twelve months EBITDA from continuing operations) was 1.5 to 1. Net debt, defined as funded debt less invested cash, was $199 million at September 30, 2014 and the ratio of net debt to equity was 0.46 to 1.

•
Total EBITDA from continuing operations for the trailing twelve months ended September 30, 2014 was $143 million, while free cash flow totaled $67 million. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•
During the third quarter of 2014, the Company funded $28 million in acquisitions and repurchased 536,000 shares of its common stock at an aggregate cost of $31 million. The stock repurchases completed the existing 1.5 million share repurchase authorization at a total cost of $83 million and at an average price of $55.09 per share.

•
For the trailing twelve months ended September 30, 2014, the Company utilized operating cash flows, availability under its credit facility and the proceeds from the March 2014 $200 million senior unsecured note offering to invest $64 million in acquisitions, $27 million in capital expenditures and $44 million in stock repurchases.

Fiscal 2014 Outlook

•
As previously reported, the impact of the incremental borrowing costs from the March 2014 issuance of the Company's senior unsecured notes will keep expected full year earnings at the low end of the initial guidance range of $3.00 to $3.15 per diluted share.

•
The Company added 93 pawn stores year-to-date through September 30, 2014 and expects to end the year with at least 100 to 105 new stores. The Company will continue to look opportunistically for large format pawn acquisitions in strategic markets, which could further increase store additions for 2014.

•
The Company's guidance assumptions continue to reflect the impact of lower gold prices and reduced scrap volumes on scrap jewelry revenues and pawn loan balances and the continued contraction of non-core payday lending revenues. Earnings guidance estimates for 2014 are based on an average Mexican peso exchange rate of 13.4 to 1, gold prices in the range of $1,200 to $1,300 per ounce, and an anticipated income tax rate of approximately 30% to 31% for the remainder of fiscal 2014.

Additional Commentary and Analysis

Mr. Wessel further commented on the third quarter results, "During the quarter we remained very active on the acquisition front. The largest acquisition of the quarter was a 47-store chain of large format locations in Mexico purchased from a U.S. competitor who was exiting the Mexico market. With our 15 years of experience operating in Mexico and being the largest and, we believe, the most efficient large format operator, we are well positioned to drive incremental revenue and profitability from these locations with minimal additional investment. Not only did this acquisition increase our store base in Mexico by 8%, it also gives us an operating presence in two additional states in Mexico. I am pleased to report that we have already successfully integrated all 47 of these stores onto our proprietary point-of-sale and pawn management system and look forward to completing a rapid integration of the acquired locations. There is still significant opportunity for growth in Mexico and First Cash anticipates building out a store base of 1,000 or more large format locations in the country.”

“In the U.S., we continue to see significant expansion opportunities primarily through targeted local and regional acquisitions. Over the past 18 months, First Cash has acquired or opened 59 U.S. locations, including accretive regional acquisitions in Texas, South Carolina and Colorado. The integration of these acquisitions has been completed and we are rapidly optimizing inventory levels, margins and product mix. The pawn industry remains fragmented in the U.S. with approximately 80% of the stores still independently owned and operated, and we believe we can continue to expand our store base in the U.S. through strategic consolidation.”

“Over the past 25 years, the Company has experienced consistent demand across various economic cycles. We continue to believe we are well positioned to take advantage of the favorable population growth and demographic trends in our key markets. Although we are experiencing some short term headwinds from lower gold prices, weaker peso exchange rates and the continued decline in our non-core payday operations, First Cash has demonstrated a history of significant and consistent earnings growth. Trailing twelve months EBITDA from continuing operations has grown from $71 million in December 2009 to over $143 million today, a compounded growth rate of 16%. We believe our recent acquisition activity further strengthens the long-term growth potential of First Cash, and, coupled with our financial resources, provides a platform for future pawn-focused store growth, revenue growth and earnings growth.”

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.
Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, income tax rates, currency exchange rates and the price of gold and the impacts thereof, earnings and related transaction expenses from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include, without limitation, the following:

•	changes in regional, national or international economic conditions, including inflation rates, unemployment rates and energy prices;

•	changes in consumer demand, including purchasing, borrowing and repayment behaviors;

•	changes in pawn forfeiture rates and credit loss provisions;

•	changes in the market value of pawn collateral and merchandise inventories, including gold prices and the value of consumer electronics and other products;

•	changes or increases in competition;

•	the ability to locate, open and staff new stores and successfully integrate acquisitions;

•	the availability or access to sources of used merchandise inventory;

•	changes in credit markets, interest rates and the ability to establish, renew and/or extend the Company’s debt financing;

•	the ability to maintain banking relationships for treasury services and processing of certain consumer lending transactions;

•	the ability to hire and retain key management personnel;

•
new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting pawn businesses, consumer loan businesses and credit services organizations (in both the United States and Mexico);

•	risks and uncertainties related to foreign operations in Mexico;

•	changes in import/export regulations and tariffs or duties;

•	changes in anti-money laundering and gun control regulations;

•	unforeseen litigation;

•	changes in tax rates or policies in the U.S. and Mexico;

•	changes in foreign currency exchange rates;

•	inclement weather, natural disasters and public health issues;

•	security breaches, cyber attacks or fraudulent activity;

•	a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems;

•	the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; and

•	future business decisions.
These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s 2013 annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2014, including the risks described in Item 1A “Risk Factors” of the Company's annual report. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

About First Cash

Founded in 1988, First Cash is a leading international operator of retail pawn stores, which account for approximately 95% of the Company's revenues. First Cash focuses on serving cash and credit constrained consumers through its retail locations, which buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small consumer pawn loans secured by pledged personal property. Today, First Cash owns and operates 989 stores in 12 U.S. states and 29 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol “FCFS”) is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended September 30, 2014:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	230	23	57	310
New locations opened	3	—	—	3
Locations acquired	9	—	—	9
Locations closed or consolidated	(2)	(1)	(3)	(6)
Total locations, end of period	240	22	54	316

International:
Total locations, beginning of period	571	17	28	616
New locations opened	9	—	—	9
Locations acquired	47	—	—	47
Total locations, end of period	627	17	28	672

Total:
Total locations, beginning of period	801	40	85	926
New locations opened	12	—	—	12
Locations acquired	56	—	—	56
Locations closed or consolidated	(2)	(1)	(3)	(6)
Total locations, end of period	867	39	82	988

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At September 30, 2014, 129 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

The following table details store openings for the nine months ended September 30, 2014:

	Pawn Locations		Consumer
	Large	Small	Loan	Total
	Format (1)	Format (2)	Locations (3)	Locations
Domestic:
Total locations, beginning of period	227	25	57	309
New locations opened	6	1	—	7
Locations acquired	10	—	—	10
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(4)	(3)	(3)	(10)
Total locations, end of period	240	22	54	316

International:
Total locations, beginning of period	552	17	28	597
New locations opened	29	—	—	29
Locations acquired	47	—	—	47
Locations closed or consolidated	(1)	—	—	(1)
Total locations, end of period	627	17	28	672

Total:
Total locations, beginning of period	779	42	85	906
New locations opened	35	1	—	36
Locations acquired	57	—	—	57
Store format conversions	1	(1)	—	—
Locations closed or consolidated	(5)	(3)	(3)	(11)
Total locations, end of period	867	39	82	988

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including consumer electronics, appliances, power tools, jewelry and other general merchandise items. At September 30, 2014, 129 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral and also offer consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenue:
Retail merchandise sales	$101,950	$89,772	$297,846	$255,442
Pawn loan fees	51,778	47,455	146,971	133,658
Consumer loan and credit services fees	9,474	10,918	27,674	32,770
Wholesale scrap jewelry revenue	11,798	25,234	37,612	53,775
Total revenue	175,000	173,379	510,103	475,645

Cost of revenue:
Cost of retail merchandise sold	62,780	53,546	182,363	152,677
Consumer loan and credit services loss provision	2,913	3,464	6,892	8,088
Cost of wholesale scrap jewelry sold	10,444	22,394	31,608	45,498
Total cost of revenue	76,137	79,404	220,863	206,263

Net revenue	98,863	93,975	289,240	269,382

Expenses and other income:
Store operating expenses	49,293	46,649	146,719	132,762
Administrative expenses	13,406	12,834	40,350	38,690
Depreciation and amortization	4,404	3,988	13,001	11,346
Interest expense	4,059	1,122	9,405	2,474
Interest income	(179)	(69)	(522)	(267)
Total expenses and other income	70,983	64,524	208,953	185,005

Income from continuing operations before income taxes	27,880	29,451	80,287	84,377

Provision for income taxes	8,352	6,324	21,790	25,416

Income from continuing operations	19,528	23,127	58,497	58,961

Income (loss) from discontinued operations, net of tax	—	14	(272)	107
Net income	$19,528	$23,141	$58,225	$59,068

Basic income per share:
Income from continuing operations	$0.69	$0.80	$2.03	$2.03
Income (loss) from discontinued operations	—	—	(0.01)	—
Net income per basic share	$0.69	$0.80	$2.02	$2.03

Diluted income per share:
Income from continuing operations	$0.68	$0.79	$2.01	$1.99
Income (loss) from discontinued operations	—	—	(0.01)	—
Net income per diluted share	$0.68	$0.79	$2.00	$1.99

Weighted average shares outstanding:
Basic	28,397	28,904	28,762	29,128
Diluted	28,805	29,353	29,160	29,637

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,		December 31,
	2014	2013	2013
	(in thousands)
ASSETS
Cash and cash equivalents	$42,760	$30,539	$70,643
Pawn loan fees and service charges receivable	19,481	17,673	16,689
Pawn loans	136,981	121,187	115,234
Consumer loans, net	1,510	1,375	1,450
Inventories	94,890	82,569	77,793
Other current assets	12,591	8,128	8,413
Total current assets	308,213	261,471	290,222

Property and equipment, net	115,115	102,029	108,137
Goodwill, net	264,875	230,477	251,241
Other non-current assets	16,464	8,677	9,373
Total assets	$704,667	$602,654	$658,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$—	$3,297	$3,326
Accounts payable and accrued liabilities	50,178	35,446	38,023
Income taxes payable	—	9,718	7,412
Total current liabilities	50,178	48,461	48,761

Revolving unsecured credit facility	17,500	152,500	182,000
Notes payable, net of current portion	—	5,868	5,026
Senior unsecured notes	200,000	—	—
Deferred income tax liabilities	7,535	8,313	8,827
Total liabilities	275,213	215,142	244,614

Stockholders' equity:
Preferred stock	—	—	—
Common stock	395	393	394
Additional paid-in capital	182,119	176,018	176,675
Retained earnings	555,953	472,950	497,728
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(12,379)	(9,162)	(7,751)
Common stock held in treasury, at cost	(296,634)	(252,687)	(252,687)
Total stockholders' equity	429,454	387,512	414,359
Total liabilities and stockholders' equity	$704,667	$602,654	$658,973

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$39,298	$36,134	$3,164	9%	9%
Pawn loan fees	22,515	21,241	1,274	6%	6%
Consumer loan and credit services fees	8,792	10,086	(1,294)	(13)%	(13)%
Wholesale scrap jewelry revenue	7,007	15,344	(8,337)	(54)%	(54)%
	77,612	82,805	(5,193)	(6)%	(6)%
International revenue:
Retail merchandise sales	62,652	53,638	9,014	17%	19%
Pawn loan fees	29,263	26,214	3,049	12%	13%
Consumer loan and credit services fees	682	832	(150)	(18)%	(17)%
Wholesale scrap jewelry revenue	4,791	9,890	(5,099)	(52)%	(52)%
	97,388	90,574	6,814	8%	9%
Total revenue:
Retail merchandise sales	101,950	89,772	12,178	14%	15%
Pawn loan fees	51,778	47,455	4,323	9%	10%
Consumer loan and credit services fees	9,474	10,918	(1,444)	(13)%	(13)%
Wholesale scrap jewelry revenue (1)	11,798	25,234	(13,436)	(53)%	(53)%
	$175,000	$173,379	$1,621	1%	2%

(1)
Wholesale scrap jewelry revenue during the three months ended September 30, 2014 consisted primarily of gold sales, of which approximately 8,400 ounces were sold at an average price of $1,224 per ounce, compared to approximately 17,300 ounces of gold sold at $1,343 per ounce in the prior-year period, which included the sale of approximately 7,700 ounces of gold produced in the second quarter of 2013, the sale of which was deferred to the third quarter of 2013.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the components of revenue for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates, which is more fully described elsewhere in this release.

	Nine Months Ended				Increase/(Decrease)
	September 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$122,750	$98,940	$23,810	24%	24%
Pawn loan fees	65,798	57,289	8,509	15%	15%
Consumer loan and credit services fees	25,614	30,151	(4,537)	(15)%	(15)%
Wholesale scrap jewelry revenue	22,415	30,850	(8,435)	(27)%	(27)%
	236,577	217,230	19,347	9%	9%
International revenue:
Retail merchandise sales	175,096	156,502	18,594	12%	16%
Pawn loan fees	81,173	76,369	4,804	6%	10%
Consumer loan and credit services fees	2,060	2,619	(559)	(21)%	(19)%
Wholesale scrap jewelry revenue	15,197	22,925	(7,728)	(34)%	(34)%
	273,526	258,415	15,111	6%	9%
Total revenue:
Retail merchandise sales	297,846	255,442	42,404	17%	19%
Pawn loan fees	146,971	133,658	13,313	10%	12%
Consumer loan and credit services fees	27,674	32,770	(5,096)	(16)%	(15)%
Wholesale scrap jewelry revenue (1)	37,612	53,775	(16,163)	(30)%	(30)%
	$510,103	$475,645	$34,458	7%	9%

(1)
Wholesale scrap jewelry revenue during the nine months ended September 30, 2014 consisted primarily of gold, of which approximately 25,400 ounces sold at an average selling price of $1,282 per ounce, compared to approximately 32,000 ounces of gold sold at $1,491 per ounce in the prior-year period.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active credit service organization (“CSO”) credit extensions from an independent third-party lender as of September 30, 2014 as compared to September 30, 2013 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current-year balances at the prior-year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at September 30,				Constant Currency
	2014	2013	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$67,014	$60,619	$6,395	11%	11%
CSO credit extensions held by independent third-party (1)	10,027	12,073	(2,046)	(17)%	(17)%
Other consumer loans	936	697	239	34%	34%
	77,977	73,389	4,588	6%	6%
International:
Pawn loans	69,967	60,568	9,399	16%	18%
Other consumer loans	574	678	(104)	(15)%	(13)%
	70,541	61,246	9,295	15%	18%
Total:
Pawn loans	136,981	121,187	15,794	13%	14%
CSO credit extensions held by independent third-party (1)	10,027	12,073	(2,046)	(17)%	(17)%
Other consumer loans	1,510	1,375	135	10%	11%
	$148,518	$134,635	$13,883	10%	12%
Pawn inventories:
Domestic pawn inventories	$42,431	$37,514	$4,917	13%	13%
International pawn inventories	52,459	45,055	7,404	16%	19%
	$94,890	$82,569	$12,321	15%	16%

(1)
CSO amounts outstanding are composed of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the extensions of credit.

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details the composition of pawn collateral and the average outstanding pawn loan receivable as of September 30, 2014 as compared to September 30, 2013.

	Balance at September 30,
	2014	2013
Composition of pawn collateral:
Domestic pawn loans:
General merchandise	44%	40%
Jewelry	56%	60%
	100%	100%
International pawn loans:
General merchandise	88%	88%
Jewelry	12%	12%
	100%	100%
Total pawn loans:
General merchandise	66%	65%
Jewelry	34%	35%
	100%	100%
Average outstanding pawn loan amount:
Domestic pawn loans	$163	$165
International pawn loans	70	69
Total pawn loans	98	96

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)

The Company uses certain financial calculations such as EBITDA from continuing operations, free cash flow and constant currency results (as defined or explained below) as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than GAAP, primarily by excluding from a comparable GAAP measure certain items that the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined in Securities and Exchange Commission (“SEC”) rules. The Company uses these financial calculations in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items and other infrequent charges. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s operating performance and because management believes they provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating EBITDA from continuing operations, free cash flow and constant currency results are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, EBITDA from continuing operations, free cash flow and constant currency results as presented may not be comparable to other similarly titled measures of other companies.

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
The Company defines EBITDA from continuing operations as net income (loss) before income (loss) from discontinued operations net of tax, income taxes, depreciation and amortization, interest expense and interest income. EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. However, EBITDA from continuing operations has limitations as an analytical tool and should not be considered in isolation or as a substitute for net income (loss) or other statement of income data prepared in accordance with GAAP. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

					Trailing Twelve
	Three Months Ended		Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2014	2013	2014	2013	2014	2013
Net income	$19,528	$23,141	$58,225	$59,068	$83,003	$86,677
(Income) loss from discontinued operations, net of tax	—	(14)	272	(107)	1,012	(104)
Income from continuing operations	19,528	23,127	58,497	58,961	84,015	86,573
Adjustments:
Income taxes	8,352	6,324	21,790	25,416	32,087	38,745
Depreciation and amortization	4,404	3,988	13,001	11,346	17,016	14,828
Interest expense	4,059	1,122	9,405	2,474	10,423	3,265
Interest income	(179)	(69)	(522)	(267)	(577)	(336)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$36,164	$34,492	$102,171	$97,930	$142,964	$143,075

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$175,000	$173,379	$510,103	$475,645	$695,306	$653,902
Earnings from continuing operations before interest, taxes, depreciation and amortization	$36,164	$34,492	$102,171	$97,930	$142,964	$143,075
EBITDA from continuing operations as a percentage of revenue	21%	20%	20%	21%	21%	22%

Leverage ratio (indebtedness divided by EBITDA from continuing operations):
Indebtedness					$217,500	$161,665
Earnings from continuing operations before interest, taxes, depreciation and amortization					$142,964	$143,075
Leverage ratio					1.5:1	1.1:1

FIRST CASH FINANCIAL SERVICES, INC.
NON-GAAP FINANCIAL INFORMATION (CONTINUED)
(UNAUDITED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for cash flow from operating activities, including discontinued operations, or other income statement data prepared in accordance with GAAP. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	September 30,
	2014	2013
Cash flow from operating activities, including discontinued operations	$102,027	$108,335
Cash flow from investing activities:
Loan receivables	(8,095)	(8,260)
Purchases of property and equipment	(26,528)	(23,546)
Free cash flow	$67,404	$76,529

Constant Currency
The Company's reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the end-of-period exchange rate of 13.1 to 1 at September 30, 2013 was used compared to the exchange rate of 13.5 to 1 at September 30, 2014. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended September 30, 2013 was 12.9 to 1, compared to the current-quarter rate of 13.1 to 1. The average exchange rate for the prior-year nine-month period ended September 30, 2013 was 12.7 to 1, compared to the current year-to-date rate of 13.1 to 1.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (949) 873-2789
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com